NEW TALENT JOINS THE TEAM AT PERPETUAL INDUSTRIES

CALGARY, AB and New York, NY, Feb 24, 2015 – Perpetual Industries Inc. (OTC:PRPI), a developer of new and innovative energy efficient products, today announced Neil Mulji, MASc. as Chief Operating Officer, and Jason Thai-Kennedy as Manager of Project Management, Sales and Marketing for the company.

Neil has been working with Perpetual and the XYO Technology for several years. In his early years with the company he was responsible for testing and instrumentation for engineering projects. Since then he has rapidly grown within the company and has taken an active interest in other areas and a variety of functions. Neil has proven himself to be a well-rounded individual that understands both the technical aspects of the XYO Technology and the business functions required to grow the company. In his new position as Chief Operating Officer, he will be playing a supporting role to Perpetual’s President and CEO, Brent Bedford, in addition to his previous responsibilities.

Neil’s credentials include a bachelor’s degree from the University of Waterloo (Distinction—Dean’s Honours List) and a master’s degree from the University of Toronto, both in mechanical engineering. Despite his technical background, Neil has always had a strong interest in business operations. His work experience includes a number of prominent companies such as Ford Motor Company, Magna International, and Molson Coors Brewing Company; he has spent time in varying engineering positions in industry sectors ranging from automotive, to food and beverage, and nanotechnology, and has developed skill sets in project management, product development, testing, analysis, and business development.

Perpetual is pleased to have Jason Thai-Kennedy come aboard to oversee the company’s Project Management, Marketing and Sales functions. The company’s XYO Technology has a wide range of applications where it can be commercialized. Jason’s role will help drive forward various projects within the company, and lead marketing and sales initiatives within each industry under consideration.

Jason’s experience includes working with both large and small, information technology, oil and gas and consulting service companies, in the support of enterprise improvement programs, change management initiatives, and business development; most recently with Suncor Energy, Canada's largest integrated energy company. His responsibilities at Suncor included the development and management of processes, procedures, technology, and training. Previous relationships have also delivered performance results in client support and sales.

Jason’s organizational skills make him adept at handling multiple projects, keeping sight of project objectives, and efficiently integrating various tasks. He is an effective communicator who is constantly working with people from diverse professional backgrounds, where he has been able to understand their development needs and deliver focused improvements. His personal interests include world travel, cultural diversity and marine conservation; he spent several years travelling as a dive instructor and underwater photographer in the Indo-Pacific. His ability to easily interact with people form diverse cultural backgrounds will make Jason extremely valuable in understanding and reaching out to different global markets as Perpetual grows.

Brent Bedford, President and CEO of Perpetual, said, “I am very pleased to have Neil and Jason taking on their respective functions with Perpetual. They are both experienced and driven individuals, capable of fulfilling their roles and adding depth to the Perpetual Industries talent pool.”

Perpetual also announced that Doug Greig has submitted his resignation from his role as General Manager of Operations in order to pursue other interests and opportunities. Doug will remain available to support the company on an as-needed basis as a member of Perpetual’s Board of Advisors. "While we are saddened to see Doug taking a less active role, we are thankful for the many years of loyalty and dedicated service he has provided. Doug has played an integral role in the building of Perpetual Industries and we are truly grateful for his valuable contribution,” stated Mr. Bedford.

It is with great sorrow that Mr. Gregg Nelson, a longtime member of the company’s Board of Advisors, recently passed away in Bragg Creek, Alberta. Mr. Bedford said, “I was very sad to hear about the passing of Gregg. Over the years he has provided the company with support and leadership in an advisory capacity, and it was a great privilege to have known and worked with him. He was not only an advisor for Perpetual, but has also been both a great friend and mentor to me personally, and a valuable resource for the company. On behalf of everyone at Perpetual, I would like to extend my deepest condolences to the Nelson family. Gregg will truly be missed.”

Gregg founded Calgary-based Sharp’s Audio Visual, a leading AV solutions firm, which he headed for 36 years and sold in 2008. Under his leadership the company’s annual revenues grew from $1M to $20M, with 120 employees. He was born on the Marine Corps base in Quantico, Virginia, but grew up in Saskatchewan. He attended the University of Oregon on scholarship and graduated with a BBA and an MBA. Among his many prestigious honors, in 1997 Mr. Nelson was selected as one of the five finalists for the Ernst and Young Entrepreneur of the Year Awards for the Prairies Region.

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About Perpetual Industries Inc.

Incorporated in Nevada and based in Calgary, Alberta, Perpetual Industries Inc. (OTC:PRPI) is an emerging growth company focusing on research, development and industrial design of new and innovative energy efficient products. At its core is an automatic, mechanical balancing technology called XYO, used for balancing rotating parts in machines so that they produce less vibration and operate more efficiently. Perpetual sublicenses XYO to third parties and directly develops and manufactures products containing XYO. For more information, please visit: www.perpetualindustries.com.

Investor Relations:
Perpetual Industries Inc.

(403) 214-4321
info@perpetualindustries.com

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